Exhibit 10.1

Executive Incentive Bonus Plan

Purpose

This Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior performance and to motivate eligible executives of Monotype Imaging Holdings Inc. or any of its subsidiaries (the “Company”) toward superior achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). Awards under this Incentive Plan are intended to be Cash-based Awards under Section 10 of the Company’s Amended and Restated 2007 Stock Option and Incentive Plan (“2007 Stock Plan”).

Eligibility

From time to time, the Management Development and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses under the Incentive Plan.

Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. Each voting member of the Compensation Committee must qualify as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Awards

Targets. On an annual basis, the Compensation Committee will determine a target award for a Covered Executive, which will usually be stated as a percentage of such Covered Executive’s base salary. The Committee may establish certain specified performance goals as threshold goals, which, if not met, will preclude the Participant from receiving any award for the performance period to which such formula or standard applies.

Metrics. On an annual basis and within the first 90 days of the relevant fiscal year, the Compensation Committee will establish performance goals that relate to financial and operational metrics with respect to the Company (the “Corporate Performance Goals”) and which may include any of the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Each Corporate Performance Goal shall have a target (100% attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

The Committee may not exercise discretion to increase a Participant’s payout as determined under the applicable formula or standard for determining payouts for a performance period and as set forth in the Committee’s certification; however, the Committee may, in its sole discretion, reduce a payment under the plan on the basis of corporate and/or specific individual goals or for other reasons

Assessing Performance. Following the completion of each fiscal year, the Compensation Committee shall meet to review and certify in writing whether, and to what extent, the Corporate Performance Goals for the year have been achieved. The Compensation Committee shall then determine the annual bonus payable to each Covered Executive each year in accordance with attainment of the selected Corporate Performance Goals. No bonus shall be paid to a Covered Executive under the Incentive Plan unless and until the Compensation Committee makes such determination. The maximum bonus payable to any Covered Executive for any fiscal year under this Incentive Plan shall not exceed two times the Covered Executive’s base salary for such fiscal year.

Payment. Bonuses awarded for any fiscal year under the Incentive Plan will be made as soon as practicable within 75 days after the end of such fiscal year. The payment of a bonus to a Covered Executive with respect to a fiscal year shall be conditioned upon the Covered Executive’s employment by the Company on the last date of such fiscal year, provided, however, that the Compensation Committee may make exceptions to this requirement in its sole discretion.

Clawback. In the event that there is a subsequent change in the Company’s audited financial statements that impacts whether Corporate Performance Goals were satisfied, Covered Executives will be required to repay to the Company any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied. While the Compensation Committee shall have no discretion to determine whether or not the repayment obligations shall be enforced, the final amounts to be repaid by each Covered Executive shall be determined by the Compensation Committee.

Amendment or Termination of the Incentive Plan

The Compensation Committee may amend or terminate the Incentive Plan at any time in its sole discretion.

Section 162(m)

It is intended that bonus payments under the Incentive Plan that are tied to achievement of Corporate Performance Goals qualify as Performance-based Awards under Section 11 of the 2007 Stock Plan, and performance-based compensation within the meaning of Section 162(m) of the Code.

Adopted by the Management Development and Compensation Committee: February 24, 2014

2